Exhibit 99.1

Groupon Announces Fourth Quarter and Fiscal Year 2017 Results
Delivers Record Quarterly Net Income and Adjusted EBITDA
Achieves 10% Gross Profit Growth in the Fourth Quarter

•	Fourth quarter gross profit of $386.9 million, $1.33 billion for the full year

•	Fourth quarter net income from continuing operations of $51.1 million, $28.6 million for the full year

•	Fourth quarter Adjusted EBITDA of $105.3 million, $249.9 million for the full year

•	Fourth quarter GAAP earnings per diluted share from continuing operations of $0.08, non-GAAP earnings per diluted share of $0.07 for the fourth quarter

•	Fourth quarter operating cash flow of $270.6 million, $137.5 million for the full year

•	Fourth quarter free cash flow of $255.1 million, $78.3 million for the full year

•	2018 Adjusted EBITDA guidance of $260 million to $270 million
CHICAGO - (BUSINESS WIRE) - February 14, 2018 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter and fiscal year ended December 31, 2017.

"In 2017, we made progress in creating a better customer experience that removed friction for our customers while also maximizing gross profit," said CEO Rich Williams. "We are excited to build on this success in 2018, combining our growing mobile penetration and platform power to ultimately become the daily habit in local commerce for customers and merchants."
Fourth Quarter 2017 Summary
North America

•
North America gross profit in the fourth quarter 2017 increased 6% to $265.0 million from $250.8 million in the fourth quarter 2016. In Local, gross profit increased 6% to $196.7 million driven by continued benefits from our marketing investment and larger customer base. Goods gross profit increased 8% to $54.7 million driven by solid performance during the holiday season. Gross Profit in Travel was $13.6 million versus $15.1 million in the fourth quarter 2016.

•
During the quarter we continued to make improvements to the customer experience by investing in our voucherless initiatives. We now have approximately 2.7 million cards linked in Groupon+, one of our leading voucherless initiatives, and continue to deepen supply in our more than 25 Groupon+ markets.

•
North America active customers reached 32.7 million as of December 31, 2017, reflecting the addition of 200 thousand net new active customers during the fourth quarter 2017. Active customers represent unique user accounts that have made a purchase during the trailing twelve months either through one of our online marketplaces or directly with a merchant for which we earned a commission.

International

•
International gross profit increased 21% (12% FX-neutral) in the fourth quarter 2017 to $121.9 million. Gross profit increased 19% (11% FX-neutral) in Local, 33% (22% FX-neutral) in Goods, and 2% (5% FX-neutral decline) in Travel. We continue to focus on execution of our product, supply, and marketing initiatives, and these initiatives contributed to our positive fourth quarter results in International.

•	International active customers increased by 200 thousand net new active customers during the fourth quarter 2017 to 16.8 million as of December 31, 2017.

Consolidated

•
Gross billings were $1.58 billion in the fourth quarter 2017, down 2% (4% FX-neutral) from $1.61 billion in the fourth quarter 2016. Gross billings reflect the total dollar value of customer purchases of goods and services.

•
Revenue was $873.2 million in the fourth quarter 2017, down 4% (6% FX-neutral) from $904.9 million in the fourth quarter 2016 reflecting our continued focus on maximizing gross profit, including the shift toward offerings in our higher margin, more differentiated Local category, from our Goods category. These strategic actions are expected to continue to create a headwind for revenue.

•	Gross profit was $386.9 million in the fourth quarter 2017, up 10% (8% FX-neutral) from $351.9 million in the fourth quarter 2016.

•	SG&A declined 6% year-over-year to $224.7 million in the fourth quarter 2017 as we continue to realize operating leverage from our previously completed restructuring actions.

•
Marketing expense was $112.5 million in the fourth quarter 2017, up 24% year-over-year. We generated strong results from our offline marketing including our campaigns focused on the holiday season and Groupon local merchants, which aired in the fourth quarter.

•	Net income from continuing operations was $51.1 million in the fourth quarter 2017. This compares to a net loss of $39.5 million in the fourth quarter 2016.

•	Net income attributable to common stockholders was $47.7 million, or $0.08 per diluted share. Non-GAAP net income attributable to common stockholders was $42.7 million, or $0.07 per diluted share.

•
Adjusted EBITDA, a non-GAAP financial measure, was $105.3 million in the fourth quarter 2017, up 31% from $80.2 million in the fourth quarter 2016. This result is the highest quarterly Adjusted EBITDA in our history and was driven by our focus on optimizing gross profit combined with operating leverage from previously implemented streamlining initiatives.

•
Global units sold declined 6% year-over-year to 54.6 million in the fourth quarter 2017, as we leveraged demand on our site and mobile app to maximize gross profit, which in some instances resulted in fewer units. Units in North America were down 7% with a significant portion of that decline due to the divestiture of certain OrderUp assets and investments in scaling Groupon+. Units are defined as purchases before refunds and cancellations made either through one of our online marketplaces or directly with a merchant for which we earned a commission.

•	Operating cash flow was $270.6 million in the fourth quarter 2017. Free cash flow, a non-GAAP financial measure, was $255.1 million in the fourth quarter 2017.

•	Cash and cash equivalents as of December 31, 2017 were $880.1 million, and we had no outstanding borrowings under our $250.0 million revolving credit facility.

Full Year 2017 Summary

•	Gross Billings were $5.65 billion in 2017, down 1% compared with $5.69 billion in 2016.

•	Revenue was $2.84 billion in 2017, down 6% compared with $3.01 billion in 2016.

•	Gross profit was $1.33 billion in 2017, up 4% compared with $1.28 billion in 2016.

•	Net income from continuing operations was $28.6 million in 2017, compared with a net loss of $166.2 million in 2016.

•	Net income attributable to common stockholders was $14.0 million, or $0.02 per diluted share. Non-GAAP net income attributable to common stockholders was $70.0 million, or $0.11 per diluted share.

•	Adjusted EBITDA was $249.9 million in 2017, up 39% compared with $179.9 million in 2016.

•	Global units sold declined 3% year-over-year to 188.9 million in 2017.

•	Operating cash flow for 2017 was $137.5 million. Free cash flow, a non-GAAP financial measure, was $78.3 million in 2017.

•
In 2017, we repurchased 16,906,334 shares of our common stock for an aggregate purchase price of approximately $60.0 million. Up to $135.2 million of common stock remains available for repurchase under Groupon’s share repurchase program as of December 31, 2017. The timing and amount of share repurchases, if any, will be determined based on market conditions, limitations under our Amended and Restated Credit Agreement, share price and other factors, and the program may be terminated at any time.

Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operational measures are included below in the section titled "Non-GAAP Financial and Operational Measures" and in the accompanying tables.
Outlook
Groupon is providing its outlook for 2018, which reflects current foreign exchange rates, as well as expected marketing investments and cost benefits associated with our streamlining initiatives. For the full year 2018, Groupon expects Adjusted EBITDA to be between $260 million and $270 million.
Conference Call
A conference call will be webcast live today at 9:00 a.m. CST / 10:00 a.m. EST and will be available on Groupon’s investor relations website at http://investor.groupon.com. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations site (investor.groupon.com) and its blog (https://www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Non-GAAP Financial and Operational Measures
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Adjusted EBITDA, non-GAAP net income (loss) attributable to common stockholders, non-GAAP earnings (loss) per share, free cash flow and foreign currency exchange rate neutral operating results. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial Information and Business Metrics" included in the tables accompanying this release.

We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.

Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.

Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.

Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.

Special Charges and Credits. For the year ended December 31, 2017, special charges and credits included charges related to our restructuring plan and a gain from the sale of intangible assets. For the years ended December 31, 2016 and 2015, special charges and credits included gains from business dispositions and charges related to our restructuring plan. For the year ended December 31, 2015, special charges and credits also included the write-off of a prepaid asset related to a marketing program that was discontinued because the counterparty ceased operations and the expense related to a significant increase in the contingent liability for a securities litigation matter that has subsequently been settled. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Non-GAAP Provision (Benefit) for Income Taxes. Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:

Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.

Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Non-GAAP income from continuing operations before provision (benefit) for income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:

•	stock-based compensation,

•	amortization of acquired intangible assets,

•	acquisition-related expense (benefit), net,

•	special charges and credits, including restructuring charges,

•	non-cash interest expense on convertible senior notes,

•
non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,

•	non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,

•	non-operating gains and losses from the sale of minority investments, and

•	income (loss) from discontinued operations.

We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.

Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.

Active customers. We have historically defined active customers as unique user accounts that have made a purchase through one of our online marketplaces during the trailing twelve months ("TTM"). As a result of our ongoing development and testing of voucherless offerings that are linked to customer credit cards, we have updated our definition of active customers as follows: unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission. This change in definition did not have a significant impact on our active customer count for the TTM ended December 31, 2017. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customers who made purchases prior to the acquisition.

Units. This metric has historically represented the number of purchases made through our online marketplaces, before refunds and cancellations. As a result of our ongoing development and testing of voucherless offerings that are linked to customer credit cards, we have updated our definition of units as follows: purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces or directly with a merchant for which we earned a commission. This change in definition did not have a significant impact on our unit count for the year ended December 31, 2017. We consider unit growth to be an important indicator of the total volume of business conducted through our marketplaces.

Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, risk related to volatility in our operating results; execution of our business and marketing strategies; retaining existing customers and adding new customers; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's likely exit from the European Union; retaining and adding high quality merchants; our voucherless offerings; cybersecurity breaches; competing successfully in our industry; changes to merchant payment terms; providing a strong mobile experience for our customers; maintaining our information technology infrastructure; delivery and routing of our emails; claims related to product and service offerings; managing inventory and order fulfillment risks; litigation; managing refund risks; retaining and attracting members of our executive team; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; tax liabilities; tax legislation; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors; protecting our intellectual property; maintaining a strong brand; customer and merchant fraud; payment-related risks; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; our common stock, including volatility in our stock price; our senior convertible notes; our ability to realize the anticipated benefits from the hedge and warrant transactions. For additional information regarding these and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission, copies of which may be obtained by visiting the company's Investor Relations web site at http://investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.

You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect Groupon’s expectations as of February 14, 2018. Groupon undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in its expectations.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, eat, see and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.
Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.
To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.

Contacts:
Investor Relations                    Public Relations
Erin Stone                        Bill Roberts
312-662-6352                        312-459-5191
ir@groupon.com     press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$880,129	$862,977
Accounts receivable, net	98,294	71,272
Prepaid expenses and other current assets	94,025	94,441
Current assets of discontinued operations	—	63,246
Total current assets	1,072,448	1,091,936
Property, equipment and software, net	151,145	169,452
Goodwill	286,989	274,551
Intangible assets, net	19,196	42,915
Investments (including $109,751 and $110,066 at December 31, 2017 and December 31, 2016, respectively, at fair value)	135,189	141,882
Other non-current assets	12,538	28,635
Non-current assets of discontinued operations	—	12,006
Total Assets	$1,677,505	$1,761,377
Liabilities and Equity
Current liabilities:
Accounts payable	$31,968	$28,551
Accrued merchant and supplier payables	770,335	770,992
Accrued expenses and other current liabilities	331,196	366,456
Current liabilities held of discontinued operations	—	47,052
Total current liabilities	1,133,499	1,213,051
Convertible senior notes, net	189,753	178,995
Other non-current liabilities	102,408	101,342
Non-current liabilities of discontinued operations	—	2,927
Total Liabilities	1,425,660	1,496,315
Commitments and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 2,010,000,000 shares authorized; 748,541,862 shares issued and 559,939,620 shares outstanding at December 31, 2017; 736,531,771 shares issued and 564,835,863 shares outstanding at December 31, 2016	75	74
Additional paid-in capital	2,174,708	2,112,728
Treasury stock, at cost, 188,602,242 shares at December 31, 2017 and 171,695,908 shares at December 31, 2016	(867,450)	(807,424)
Accumulated deficit	(1,088,204)	(1,099,010)
Accumulated other comprehensive income (loss)	31,844	58,052
Total Groupon, Inc. Stockholders' Equity	250,973	264,420
Noncontrolling interests	872	642
Total Equity	251,845	265,062
Total Liabilities and Equity	$1,677,505	$1,761,377

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Third-party and other	$346,568	$318,427	$1,266,452	$1,206,441
Direct	526,598	586,438	1,577,425	1,807,174
Total revenue	873,166	904,865	2,843,877	3,013,615
Cost of revenue:
Third-party and other	37,601	36,025	160,810	150,031
Direct	448,647	516,934	1,349,206	1,582,931
Total cost of revenue	486,248	552,959	1,510,016	1,732,962
Gross profit	386,918	351,906	1,333,861	1,280,653
Operating expenses:
Marketing	112,462	90,952	400,918	352,175
Selling, general and administrative	224,720	238,046	901,781	994,027
Restructuring charges	10	12,060	18,828	40,438
Gain on sale of intangible assets	—	—	(17,149)	—
Gains on business dispositions	—	—	—	(11,399)
Acquisition-related expense (benefit), net	—	1,345	48	5,650
Total operating expenses	337,192	342,403	1,304,426	1,380,891
Income (loss) from operations	49,726	9,503	29,435	(100,238)
Other income (expense), net	(2,112)	(54,737)	6,710	(71,289)
Income (loss) from continuing operations before provision (benefit) for income taxes	47,614	(45,234)	36,145	(171,527)
Provision (benefit) for income taxes	(3,457)	(5,779)	7,544	(5,318)
Income (loss) from continuing operations	51,071	(39,455)	28,601	(166,209)
Income (loss) from discontinued operations, net of tax	(223)	(10,749)	(1,974)	(17,114)
Net income (loss)	50,848	(50,204)	26,627	(183,323)
Net income attributable to noncontrolling interests	(3,127)	(2,384)	(12,587)	(11,264)
Net income (loss) attributable to Groupon, Inc.	$47,721	$(52,588)	$14,040	$(194,587)

Basic net income (loss) per share (1):
Continuing operations	$0.09	$(0.07)	$0.03	$(0.31)
Discontinued operations	(0.00)	(0.02)	(0.00)	(0.03)
Basic net income (loss) per share	$0.09	$(0.09)	$0.03	$(0.34)

Diluted net income (loss) per share (1):
Continuing operations	$0.08	$(0.07)	$0.03	$(0.31)
Discontinued operations	(0.00)	(0.02)	(0.01)	(0.03)
Diluted net income (loss) per share	$0.08	$(0.09)	$0.02	$(0.34)

Weighted average number of shares outstanding (1)
Basic	558,170,245	570,546,159	559,367,075	576,354,258
Diluted	570,734,081	570,546,159	568,418,371	576,354,258

(1)
The structure of the Company's common stock changed during the year ended December 31, 2016. For additional information, refer to Note 11, Stockholders' Equity, and Note 17, Income (Loss) per Share, in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating activities
Net income (loss)	$50,848	$(50,204)	$26,627	$(183,323)
Less: Income (loss) from discontinued operations, net of tax	(223)	(10,749)	(1,974)	(17,114)
Income (loss) from continuing operations	51,071	(39,455)	28,601	(166,209)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	28,440	29,376	114,795	116,961
Amortization of acquired intangible assets	5,410	5,305	23,032	18,948
Stock-based compensation	21,726	22,763	82,044	115,123
Restructuring-related long-lived asset impairments	—	283	—	328
Gains on business dispositions	—	—	—	(11,399)
Gain on sale of intangible assets	—	—	(17,149)	—
Gain on sale of investment	—	—	(7,624)	—
Impairment of investment	2,944	—	2,944	—
Deferred income taxes	(242)	(3,980)	603	(10,448)
(Gain) loss, net from changes in fair value of contingent consideration	—	(38)	48	4,092
(Gain) loss from changes in fair value of investments	(5,482)	40,840	(382)	48,141
Amortization of debt discount on convertible senior notes	2,794	2,522	10,758	7,376
Change in assets and liabilities, net of acquisitions:
Restricted cash	4,315	(985)	6,952	(1,317)
Accounts receivable	(19,580)	(14,124)	(18,793)	(16,584)
Prepaid expenses and other current assets	7,188	26,748	4,074	35,043
Accounts payable	5,417	7,731	(199)	5,121
Accrued merchant and supplier payables	168,013	195,673	(29,823)	26,729
Accrued expenses and other current liabilities	(965)	16,199	(40,361)	(32,124)
Other, net	(485)	5,735	(22,023)	(10,853)
Net cash provided by (used in) operating activities from continuing operations	270,564	294,593	137,497	128,928
Net cash provided by (used in) operating activities from discontinued operations	(223)	(5,931)	(2,418)	(11,823)
Net cash provided by (used in) operating activities	270,341	288,662	135,079	117,105
Investing activities
Purchases of property and equipment and capitalized software	(15,442)	(19,254)	(59,158)	(68,287)
Cash derecognized upon dispositions of subsidiaries	—	—	—	(1,128)
Acquisitions of businesses, net of acquired cash	—	15,479	—	14,539
Proceeds from sale of intangible assets	—	—	18,333	—
Proceeds from sales and maturities of investments	—	—	16,561	1,685
Acquisitions of intangible assets and other investing activities	(309)	(274)	(1,059)	(2,395)
Net cash provided by (used in) investing activities from continuing operations	(15,751)	(4,049)	(25,323)	(55,586)
Net cash provided by (used in) investing activities from discontinued operations	—	(1,718)	(9,548)	(1,900)
Net cash provided by (used in) investing activities	(15,751)	(5,767)	(34,871)	(57,486)
Financing activities
Proceeds from issuance of convertible senior notes	—	—	—	250,000
Issuance costs for convertible senior notes and revolving credit agreement	—	(50)	—	(8,147)
Purchase of convertible note hedges	—	—	—	(59,163)
Proceeds from issuance of warrants	—	—	—	35,495
Payments for purchases of treasury stock	—	(49,738)	(61,233)	(165,357)
Taxes paid related to net share settlements of stock-based compensation awards	(4,341)	(6,450)	(27,681)	(29,777)
Proceeds from stock option exercises and employee stock purchase plan	27	2	5,513	4,978
Distributions to noncontrolling interest holders	(3,383)	(2,660)	(12,357)	(11,811)
Payments of contingent consideration related to acquisitions	—	—	(7,790)	(285)
Payments of capital lease obligations	(8,727)	(8,637)	(34,025)	(30,598)
Other financing activities	—	—	(473)	—
Net cash provided by (used in) financing activities	(16,424)	(67,533)	(138,046)	(14,665)

Effect of exchange rate changes on cash and cash equivalents, including cash classified within current assets of discontinued operations	3,306	(13,263)	26,124	(6,470)
Net increase (decrease) in cash and cash equivalents, including cash classified within current assets of discontinued operations	241,472	202,099	(11,714)	38,484
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	1,202	(28,866)	(186)
Net increase (decrease) in cash and cash equivalents	241,472	200,897	17,152	38,670
Cash and cash equivalents, beginning of period	638,657	662,080	862,977	824,307
Cash and cash equivalents, end of period	$880,129	$862,977	$880,129	$862,977

Groupon, Inc.
Supplemental Financial Information and Business Metrics (1)
(financial data in thousands; active customers in millions)
(unaudited)

	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017

North America Segment:						Q4 2017
Gross Billings (2):						Y/Y Growth
Local	$590,684	$587,766	$615,833	$606,184	$605,460	2.5%
Travel	90,059	114,163	112,670	93,186	84,504	(6.2)
Goods	431,388	262,588	245,924	229,479	369,973	(14.2)
Total Gross Billings	$1,112,131	$964,517	$974,427	$928,849	$1,059,937	(4.7)%

Revenue:
Local	$209,799	$200,545	$207,534	$194,090	$223,410	6.5%
Travel	19,023	20,462	22,320	18,300	17,413	(8.5)
Goods	421,931	252,350	222,058	201,824	333,862	(20.9)
Total Revenue	$650,753	$473,357	$451,912	$414,214	$574,685	(11.7)%

Gross Profit:
Local	$185,280	$169,342	$179,609	$162,914	$196,708	6.2%
Travel	15,052	15,165	17,755	14,060	13,614	(9.6)
Goods	50,437	36,430	36,496	30,934	54,651	8.4
Total Gross Profit	$250,769	$220,937	$233,860	$207,908	$264,973	5.7%

Operating income (loss)	$12,265	$(14,783)	$(12,033)	$(6,995)	$33,766	175.3%

International Segment:						Q4 2017
Gross Billings:						Y/Y Growth	FX Effect (3)	Y/Y Growth excluding FX (3)
Local	$221,337	$191,219	$189,408	$202,991	$229,167	3.5%	(6.1)	(2.6)%
Travel	60,099	53,161	45,981	49,837	59,666	(0.7)	(6.2)	(6.9)
Goods	211,963	149,079	154,417	159,820	233,422	10.1	(8.8)	1.3
Total Gross Billings	$493,399	$393,459	$389,806	$412,648	$522,255	5.8%	(7.2)	(1.4)%

Revenue:
Local	$68,900	$63,575	$66,108	$71,574	$80,209	16.4%	(7.6)	8.8%
Travel	12,141	11,002	10,796	9,801	12,187	0.4	(6.7)	(6.3)
Goods	173,071	125,692	133,803	138,877	206,085	19.1	(10.0)	9.1
Total Revenue	$254,112	$200,269	$210,707	$220,252	$298,481	17.5%	(9.2)	8.3%

Gross Profit:
Local	$63,987	$59,194	$62,303	$67,860	$75,991	18.8%	(8.0)	10.8%
Travel	11,087	10,036	9,996	8,922	11,334	2.2	(6.9)	(4.7)
Goods	26,063	19,284	21,908	24,735	34,620	32.8	(10.6)	22.2
Total Gross Profit	$101,137	$88,514	$94,207	$101,517	$121,945	20.6%	(8.5)	12.1%

Operating income (loss)	$(2,762)	$3,103	$4,635	$5,782	$15,960	677.8%

Consolidated Results of Operations:
Gross Billings:
Local	$812,021	$778,985	$805,241	$809,175	$834,627	2.8%	(1.7)	1.1%
Travel	150,158	167,324	158,651	143,023	144,170	(4.0)	(2.5)	(6.5)
Goods	643,351	411,667	400,341	389,299	603,395	(6.2)	(2.9)	(9.1)
Total Gross Billings	$1,605,530	$1,357,976	$1,364,233	$1,341,497	$1,582,192	(1.5)%	(2.2)	(3.7)%

Revenue:
Local	$278,699	$264,120	$273,642	$265,664	$303,619	8.9%	(1.8)	7.1%
Travel	31,164	31,464	33,116	28,101	29,600	(5.0)	(2.6)	(7.6)
Goods	595,002	378,042	355,861	340,701	539,947	(9.3)	(2.9)	(12.2)
Total Revenue	$904,865	$673,626	$662,619	$634,466	$873,166	(3.5)%	(2.6)	(6.1)%

Gross Profit:
Local	$249,267	$228,536	$241,912	$230,774	$272,699	9.4%	(2.0)	7.4%
Travel	26,139	25,201	27,751	22,982	24,948	(4.6)	(2.9)	(7.5)
Goods	76,500	55,714	58,404	55,669	89,271	16.7	(3.6)	13.1
Total Gross Profit	$351,906	$309,451	$328,067	$309,425	$386,918	9.9%	(2.4)	7.5%

Operating income (loss)	$9,503	$(11,680)	$(7,398)	$(1,213)	$49,726	423.3%

Net cash provided by (used in) operating activities from continuing operations	$294,593	$(136,233)	$(20,695)	$23,861	$270,564	(8.2)%

Free Cash Flow	$275,339	$(150,309)	$(36,080)	$9,606	$255,122	(7.3)%

	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017

Other Metrics:
Active Customers (4)
North America	31.1	31.6	31.9	32.5	32.7
International	16.8	16.7	16.4	16.6	16.8
Total Active Customers	47.9	48.3	48.3	49.1	49.5

TTM Gross Billings / Average Active Customer
North America	$138	$136	$133	$129	$123
International	102	101	101	102	102
Consolidated	124	123	121	120	116

TTM Gross Profit / Average Active Customer
North America	$31	$30	$30	$30	$29
International	23	22	23	23	24
Consolidated	28	27	28	27	27

Consolidated Units	57.9	45.7	44.5	44.1	54.6
Year-over-year unit growth:
North America	3.2%	(0.4)%	(1.9)%	(0.1)%	(6.6)%
International	(0.3)	(8.7)	(7.8)	(1.5)	(3.9)
Consolidated	2.0	(3.1)	(3.8)	(0.5)	(5.7)

Headcount (5)
Sales (6)	2,626	2,624	2,485	2,457	2,407
Other	4,641	4,496	4,176	4,159	4,265
Total Headcount	7,267	7,120	6,661	6,616	6,672

(1)
We disposed of our operations in 11 countries, primarily based in Asia and Latin America, between November 2016 and March 2017. The financial results of our operations in those 11 countries are presented as discontinued operations in the accompanying consolidated financial statements and tables. All prior period financial information and operational metrics have been retrospectively adjusted to reflect this presentation.

(2)	Represents the total dollar value of customer purchases of goods and services.

(3)	Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.

(4)	Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.

(5)	Including employees of discontinued operations, our headcount decreased by 1,651 employees, or 20%, year-over-year in the fourth quarter of 2017, from 8,323 total employees in the prior year period.

(6)	Includes merchant sales representatives, as well as sales support personnel from our continuing operations.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)

Adjusted EBITDA, non-GAAP earnings attributable to common stockholders and non-GAAP earnings per share are non-GAAP performance measures. The Company reconciles Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Net income (loss) from continuing operations for the periods presented and the Company reconciles non-GAAP earnings per share to the most comparable U.S. GAAP performance measure, Diluted net income (loss) per share, for the periods presented.

The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Income (loss) from continuing operations	$(39,455)	$(20,869)	$(5,403)	$3,802	$51,071
Adjustments:
Stock-based compensation (1)	22,563	19,650	21,392	18,235	21,673
Depreciation and amortization	34,681	34,067	34,679	35,231	33,850
Acquisition-related expense (benefit), net	1,345	12	36	—	—
Restructuring charges	12,060	2,731	4,584	11,503	10
Gain on sale of intangible assets	—	—	—	(17,149)	—
Non-operating expense (income), net	54,737	4,602	(5,878)	(7,546)	2,112
Provision (benefit) for income taxes	(5,779)	4,587	3,883	2,531	(3,457)
Total adjustments	119,607	65,649	58,696	42,805	54,188
Adjusted EBITDA	$80,152	$44,780	$53,293	$46,607	$105,259

(1)
Represents stock-based compensation recorded within Selling, general and administrative, Cost of Revenue and Marketing. Non-operating expense (income), net, includes $0.2 million, $0.1 million, $0.0 million, $0.1 million and $0.1 million of additional stock-based compensation for the three months ended December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, respectively. Restructuring charges include $0.8 million of additional stock-based compensation for the three months ended September 30, 2017.

The following is a reconciliation of the Company's annual outlook for Adjusted EBITDA to the Company's outlook for the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

Year Ending December 31, 2018
Expected income (loss) from continuing operations range	$25,000 to $35,000
Expected adjustments:
Stock-based compensation	95,000
Depreciation and amortization	112,000
Non-operating expense (income), net	20,000
Provision (benefit) for income taxes	8,000
Total expected adjustments	$235,000
Expected Adjusted EBITDA range	$260,000 to $270,000

The outlook provided above does not reflect the potential impact of any business or asset acquisitions or dispositions, changes in the fair values of investments, foreign currency gains or losses or unusual or infrequently occurring items that may occur during 2018.

The following is a reconciliation of net income (loss) attributable to common stockholders to non-GAAP net income (loss) attributable to common stockholders and a reconciliation of diluted net income (loss) per share to non-GAAP net income (loss) per share for the three months and year ended December 31, 2017:

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Net income attributable to common stockholders	$47,721	$14,040
Less: Net income attributable to noncontrolling interest	(3,127)	(12,587)
Net income	50,848	26,627
Less: Loss from discontinued operations, net of tax	(223)	(1,974)
Income from continuing operations	51,071	28,601
Less: Provision (benefit) for income taxes	(3,457)	7,544
Income from continuing operations before provision (benefit) for income taxes	47,614	36,145
Stock-based compensation (1)	21,726	81,168
Amortization of acquired intangible assets	5,410	23,032
Acquisition-related expense (benefit), net	—	48
Restructuring charges	10	18,828
Gain on sale of intangible assets	—	(17,149)
Gain on sale of investment	—	(7,624)
Losses (gains), net from changes in fair value of investments	(5,482)	(382)
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	(112)	(16,177)
Non-cash interest expense on convertible senior notes	2,794	10,758
Non-GAAP income from continuing operations before provision (benefit) for income taxes	71,960	128,647
Non-GAAP provision (benefit) for income taxes	27,103	50,452
Non-GAAP net income	44,857	78,195
Net income attributable to noncontrolling interest	(3,127)	(12,587)
Non-GAAP net income attributable to common stockholders	41,730	65,608
Plus: Cash interest expense from assumed conversion of convertible senior notes (2)	1,004	4,337
Non-GAAP net income attributable to common stockholders plus assumed conversions	$42,734	$69,945

Weighted-average shares of common stock - diluted	570,734,081	568,418,371
Incremental dilutive securities	46,296,300	46,296,300
Weighted-average shares of common stock - non-GAAP	617,030,381	614,714,671

Diluted net income per share	$0.08	$0.02
Impact of non-GAAP adjustments and related tax effects	(0.01)	0.09
Non-GAAP net income per share	$0.07	$0.11

(1)
Represents stock-based compensation expense recorded within Selling, general and administrative, Cost of Revenue, Marketing, and Other (income) expense, net. Restructuring charges include $0.8 million of additional stock-based compensation for the twelve months ended December 31, 2017.

(2)
Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.

Free cash flow is a non-GAAP financial measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP financial measure, Net cash provided by (used in) operating activities from continuing operations.

	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017

Net cash provided by (used in) operating activities from continuing operations	$294,593	$(136,233)	$(20,695)	$23,861	$270,564
Purchases of property and equipment and capitalized software from continuing operations	(19,254)	(14,076)	(15,385)	(14,255)	(15,442)
Free cash flow	$275,339	$(150,309)	$(36,080)	$9,606	$255,122

Net cash provided by (used in) investing activities from continuing operations	$(4,049)	$(14,020)	$(13,782)	$18,230	$(15,751)
Net cash provided by (used in) financing activities	$(67,533)	$(45,726)	$(47,924)	$(27,972)	$(16,424)